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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
  BAY STATE GAS COMPANY

     We consent to incorporation by reference in the registration statements (No. 33-39118, and No. 33-44156) on Form S-3 and in the registration statements (No. 33-35897, No. 33-22300 and No. 33-22301) on Form S-8 of our report dated October 24, 1996, relating to the consolidated balance sheets and statements of capitalization of Bay State Gas Company and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report is included in the September 30, 1996 annual report on Form 10-K of Bay State Gas Company.

                                          KPMG PEAT MARWICK LLP
Boston, Massachusetts
December 2, 1996